Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Executive Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS MOVES FORWARD WITH XIFAXAN™

TRAVELERS’ DIARRHEA PREVENTION STUDY

— First Step Toward XIFAXAN Filing For Prophylactic Indication —

Raleigh, NC – July 6, 2005 - Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) announced today that it has begun enrolling and dosing subjects in a Phase III study to evaluate the efficacy and safety of XIFAXAN™ (rifaximin) tablets 200 mg for the prevention of travelers’ diarrhea (TD).

XIFAXAN, a gut selective, non-systemic, virtually non-absorbed (< 0.4%) oral antibiotic, is currently approved for the treatment of travelers’ diarrhea caused by noninvasive strains of E.coli in patients 12 years of age and older. Recent studies, as well as review articles in The Lancet and American Family Physician, suggest that XIFAXAN may have use beyond simply the treatment of TD but potentially the prophylaxis of TD. In addition to the potential for the prevention of TD, there also is promise in preventing potential TD-related side effects such as chronic diarrhea and more seriously, post infectious-IBS, or irritable bowel syndrome.

“Results of a recent investigator-initiated study, conducted by Dr. Herbert DuPont, University of Texas-Houston, Baylor School of Medicine, encouraged Salix to move forward quickly with the development of XIFAXAN in this area. In Dr. DuPont’s study of 210 subjects traveling to Mexico, the administration of XIFAXAN demonstrated significant benefit by providing a level of protection in which 85 percent of XIFAXAN-treated subjects remained free of TD, compared to 49 percent of the placebo-treated subjects. In addition to preventing TD, the study also demonstrated a reduction in the occurrence of milder forms of diarrhea, abdominal cramping and excessive gas-related symptoms in subjects receiving XIFAXAN than was experienced in subjects receiving placebo who did not develop travelers’ diarrhea,” stated Bill Forbes, Pharm.D., Vice President, Research and Development and Chief Development Officer, Salix Pharmaceuticals.

“Our ongoing work with rifaximin in the prophylaxis of travelers’ diarrhea is producing encouraging results,” stated Dr. Herbert L. DuPont. “Several factors – concern about the emergence of bacterial resistance when systemically absorbed drugs are used, new evidence linking an acute episode of travelers’ diarrhea and chronic post infectious-IBS and the ever-increasing number of international travelers put at risk for diarrhea — are converging to make this work of increasing importance and timeliness. Over the course of more than three decades of research in the area of preventing diarrhea among international travelers, I consider rifaximin to be the most important development to date. I am extremely pleased that Salix is moving forward in this arena, and I look forward to collaborating with their clinical development team in this effort.”

ABOUT THE STUDY

This randomized, double-blind, placebo-controlled study is designed to evaluate 170 subjects age 18 and over visiting Mexico. Study participants will receive 600 mg XIFAXAN once daily or placebo within 72 hours of their arrival in Mexico for a period of 14 days. Incidence of diarrhea and associated enteric symptoms will be monitored daily via diary entries. Stool samples of participants who develop diarrhea will be analyzed for intestinal pathogens. Stool samples from a subset of participants who do not develop diarrhea will be examined for changes in colonic flora.

This study is the first of several Salix-sponsored studies in which XIFAXAN will be evaluated for the safety and efficacy in the prevention of TD. A second study is scheduled to initiate later in the year in Asia.

ABOUT TRAVELER’S DIARRHEA

Travelers’ diarrhea affects approximately 20 million people annually, putting them in bed for a day or more while decreasing their energy for considerably longer. TD is defined as the passage of three or more unformed stools over a 24-hour period and is often accompanied by nausea, abdominal pain and fecal urgency. Between approximately 5 percent and 30 percent of people who suffer from TD will also develop chronic diarrhea and more seriously, post infectious-IBS.

ABOUT SALIX

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 100-member gastroenterology specialty sales and marketing team. XIFAXAN™ (rifaximin) tablets 200 mg are indicated for the treatment of patients (≥ 12 years of age) with travelers’ diarrhea caused by noninvasive strains of Escherichia coli. XIFAXAN should not be used in patients with diarrhea complicated by fever or blood in the stool or diarrhea due to pathogens other than Escherichia coli. XIFAXAN should be discontinued if diarrhea symptoms get worse or persist more than 24-48 hours and alternative antibiotic therapy should be considered. In clinical trials, XIFAXAN was generally well tolerated. The most common side effects (vs. placebo) were flatulence 11.3% (vs. 19.7%), headache 9.7% (vs. 9.2%), abdominal pain 7.2% (vs. 10.1%) and rectal tenesmus 7.2% (vs. 8.8%).

Salix trades on the Nasdaq National Market under the ticker symbol “SLXP”.

For more information on Salix please call 919-862-1000 or visit www.salix.com. Information on the web site is not incorporated in Salix’s SEC filings.

XIFAXAN™ is licensed from Alfa Wassermann SpA.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, specifically, risks relating to clinical trials and regulatory review, intellectual property risks and uncertainty of market acceptance of Xifaxan for prophylaxis of TD. The reader is referred to the documents that Salix files from time to time with the Securities and Exchange Commission.

Additional Information

In connection with the merger between Salix and InKine Pharmaceutical Company, Inc., Salix intends to file with the SEC a registration statement on Form S-4, containing a joint proxy statement/prospectus and other relevant materials. INVESTORS AND SECURITY HOLDERS OF SALIX ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT SALIX, INKINE AND THE MERGER. The joint proxy statement/prospectus and other relevant materials (when they become available), and any other documents filed by Salix or InKine with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents (when they are available) filed with the SEC by Salix by directing a request to: Salix Pharmaceuticals, Ltd., 1700 Perimeter Park Drive, Morrisville, North Carolina 27560, Attn: Investor Relations.

Salix and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Salix in favor of the merger. Information about the executive officers and directors of Salix and their ownership of Salix common stock is set forth in the proxy statement for Salix’s 2005 Annual Meeting of Stockholders, which was filed with the SEC on April 29, 2005. Investors and stockholders may obtain more detailed information regarding the direct and indirect interests of Salix and its executive officers and directors in the merger by reading the joint proxy statement/prospectus regarding the merger when it becomes available.